Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM PROVIDES OPERATIONS UPDATE

Kansas and Nebraska Shallow Oil Drilling Success Continues

North Dakota Bakken Drilling Expected to Escalate Following Weather Delays

Texas Panhandle Horizontal Oil Production Continues to Increase

Successful Calliope Installation Completed

DENVER, COLORADO, June 14, 2011—Credo Petroleum Corporation (NASDAQ:  CRED), an independent oil and gas exploration and production company with significant assets in the North Dakota Bakken, Kansas, Nebraska, the Texas Panhandle and Oklahoma, today provided an operations update.

Marlis E. Smith, Jr., Chief Executive Officer, stated, “Our oil focused growth strategy is firmly on course with our horizontal drilling in the North Dakota Bakken and Texas Panhandle, combined with our shallow drilling plays in Kansas and Nebraska.  Credo is adding high value oil production from new drilling as oil continues to command a three to one price advantage over natural gas.

“This press release updates our oil drilling operations, and highlights what we believe is a new field discovery in Kansas where Credo owns 47%.  Based on our statistical success rates in Kansas and Nebraska, Credo is retaining increasingly larger interests in both drilling plays.  In Kansas, most of our recent wells were drilled with interests averaging around 50%, and we are drilling with interests ranging from 50% to 70% in Nebraska.  Our objective is to make each new discovery more meaningful to Credo through larger ownership interests.”

Excellent Drilling Success Continues in Kansas

The Company has just added three new producing wells, two of which are higher-ownership wells, in its Kansas shallow oil play.  The new wells bring the total number of company wells drilled in the play to 79, of which about 40% have been completed as producers.

The Company has recently completed its first confirmation well to a new field discovery in Kansas.  Seismic analysis indicates that the new field may ultimately contain four to six wells in the Lansing Kansas City formation.  The 4,100 foot well was swabbed during completion operations and tested at the rate of 240 BOPD (barrels of oil per day).  A pumping unit is being installed.  The Company expects that, on pump, the well will initially produce about one-half its swab rate.  Additional development drilling is scheduled for this summer.  The Company owns a 46.5% working interest.

The Company has also completed two other new producers in Kansas.  One of the wells initially tested at 50 BOPD from the Lansing Kansas City formation.  Credo owns a 75% working interest and is the operator.  The seismic survey is currently being evaluated for offset drilling potential.  The second new well was also initially tested at 50 BOPD from the Lansing Kansas City formation.  The Company owns a 12.5% interest in the well.

Nebraska Drilling Program Off to a Strong Start

In southwestern Nebraska, the Company has completed three of its first five wells for a 60% success rate.  The Company owns a 70% interest in all of the wells and is the operator.

The Nebraska drilling play is an extension of the Company’s Central Kansas Uplift drilling play.  To date, Credo has assembled approximately 35,000 net acres in southwestern Nebraska.  A significant inventory of drilling prospects has already been generated and assembled utilizing a combination of detailed subsurface geology and advanced 3-D seismic technology to identify highly economic shallow oil targets.  The Company is continuing to aggressively generate and lease additional prospects.  Drilling commenced in the second quarter of 2011 and targets the Lansing Kansas City formation at about 4,000 feet.  The Company has retained between a 50% and 70% working interest in the play in order to participate significantly in what it believes will be a very successful project.

Texas Panhandle Horizontal Oil Production Continues to Increase

In the Texas Panhandle, the Company owns an average 33% working interest in about 3,000 gross acres.  As previously reported, the Company’s first horizontal well was drilled to a vertical depth of 7,600 feet and has an approximate 4,000-foot horizontal lateral.  The well is producing oil from the Tonkawa formation, and Credo owns a 22% working interest.  Fracture stimulation fluids are continuing to be recovered.  The well is currently producing approximately 180 barrels of oil equivalent per day (BOEPD) and has produced approximately 22,500 barrels of oil equivalent (BOE) in six months.

Also as previously reported, the Company’s second horizontal Tonkawa well was also drilled to a vertical depth of 7,600 feet and encountered sloughing shale about 2,400 feet into the projected 4,000-foot lateral.  Because the well had previously encountered good quality sand and very good shows, the decision was made to cease drilling operations at about 2,400 feet and set pipe. The well was hydraulically fractured and, is recovering frac fluid with a steadily increasing oil cut.  Currently the well is producing approximately 100 BOEPD and has produced approximately 4,500 BOE in two months.  Credo is the operator and owns a 32% working interest.

North Dakota Bakken Drilling Expected to Escalate in the Second Half

Credo has leased approximately 8,000 gross (6,000 net) acres on the Ft. Berthold Reservation containing about 50 initial drillable spacing units, however, it is expected that more than one well will be drilled on many spacing units.  The Company’s interests range up to 51% depending on the size of the spacing unit.  The Company’s acreage is generally located south and west of Parshall Field and is in the vicinity of considerable Bakken drilling and development activity.  The Reservation has become a “hot spot” in the play and drilling activity is rapidly escalating.

The Company has drilled and completed a total of seven Bakken producers on its acreage.  All of the wells are high rate producers.  Credo expects to drill at least nine additional Bakken wells during 2011.  The Company’s interest in six of the nine additional wells will range from 12% to 20%.

As previously reported, the Company has added four horizontal Bakken wells on the Ft. Berthold Reservation.  While Credo’s working interests in the wells are small, ranging from 1% to 3%, the Company’s share of initial production from the four wells is approximately 140 BOEPD.  One of these wells, the Enerplus Ethan Hall, reported an initial production rate of 3,732 BOEPD, which is the highest initial rate of any Credo Bakken well drilled to date and ranks among the highest rates in the play.

“Credo intentionally chose not to operate wells in the Bakken play due to the drilling volume required to assure timely field services and favorable contracts,” Smith said.  “The downside of not being the operator is that we do not have substantial control over when wells are drilled.  Nevertheless, we believe that the advantages to Credo of participating with larger operators far outweigh the disadvantages.  Some operators have told us they are experiencing drilling delays due to a harsh winter in North Dakota followed by extremely wet spring conditions.”

Calliope Activity on the Increase

Credo remains committed to monetizing its patented Calliope Gas Recovery System.  During March 2011, Calliope was successfully installed on the Carmella State well located in Harper County, Oklahoma.  Calliope has eliminated downtime due to liquid loading, and increased production to a steady rate of 150 thousand cubic feet per day (Mcfd).  Credo is the operator of the well and owns an 85% working interest.  Final paperwork is currently in progress to purchase another well for Calliope, and the Company is actively pursuing other acquisition opportunities. Calliope also continues to generate interest from new players with fresh ideas as rapidly growing international companies seek innovative solutions to capture energy reserves.

MANAGEMENT COMMENT

“The new oil producers highlighted in this press release are excellent examples of the Company’s ability to discover and develop oil reserves at very moderate costs.  One of the benefits of an active drilling program is that an occasional ‘bell-ringer’ comes in.  Not only will the volume of oil from the high-rate, high-ownership Kansas wells be impactful to Credo, it adds even more value by setting up offset drilling opportunities.

“I am also pleased that we are again making some real progress on our Calliope Gas Recovery System.  We have dedicated new resources to generating Calliope activity which are beginning to pay off.

“We are looking forward to a very active second-half of the year with our aggressive oil drilling in Kansas and Nebraska, combined with our horizontal oil drilling in the North Dakota Bakken and the Texas Panhandle.  Credo’s drilling schedule should be especially active in the North Dakota Bakken, where we expect to drill at least nine new Bakken wells with working interests ranging from 12% to 20%.”

About Credo Petroleum

Credo Petroleum Corporation is an independent oil and gas exploration, development and production company based in Denver, Colorado.  The Company has significant operations in the Williston Basin of North Dakota, central Kansas, the Anadarko Basin of the Texas Panhandle and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.  For more information, please visit our website at www.credopetroleum.com or contact us at 303-297-2200.

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Contact:                          Marlis E. Smith, Jr.

Chief Executive Officer

or

Alford B. Neely

Chief Financial Officer

303-297-2200

Website:                       www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the Company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the Company’s Annual Report on Form 10-K for more information.  Although the Company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.